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Exhibit (a)(1)(U)

Second Amended and Restated
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
3PAR INC.
at
$33.00 Net Per Share
by
Rio Acquisition Corporation

a wholly-owned subsidiary of

Hewlett-Packard Company

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 24, 2010 UNLESS THE OFFER IS EXTENDED.

September 7, 2010

To Our Clients:

        Enclosed for your information is a Second Amended and Restated Offer to Purchase, dated September 7, 2010 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"), relating to the offer by Rio Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Hewlett-Packard Company, a Delaware corporation ("HP"), to purchase all outstanding shares of common stock, par value $0.001 (the "Shares"), of 3PAR Inc., a Delaware corporation ("3PAR"), at a price of $33.00 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 2, 2010 (as it may be amended, supplemented or otherwise modified from time to time, the "HP Merger Agreement"), by and among HP, Purchaser and 3PAR. The HP Merger Agreement provides, among other things, for the making of the Offer and also provides that following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into 3PAR, with 3PAR continuing as the surviving corporation and a wholly-owned subsidiary of HP.

        We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

        Your attention is directed to the following:

          1.     The offer price is $33.00 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

          2.     The Offer is being made for all outstanding Shares.

          3.     The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn before the expiration of the Offer, a number of Shares which, together with the Shares then owned by HP and its subsidiaries, including Purchaser, represents at least a majority of the total number of Shares outstanding on a fully diluted basis (as defined in the Offer to Purchase) and (b) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer is also subject to certain other terms and conditions. See "Introduction" and Sections 2 and 13—"Terms of the Offer" and "Conditions of the Offer" of the Offer to Purchase. There is no financing condition to the Offer.

          4.     The offering period of the Offer and withdrawal rights will expire at the Expiration Date (as defined in Section 1 of the Offer to Purchase).

          5.     Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth on the reverse. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth on the reverse.

        Payment for Shares will be in all cases made only after such Shares are accepted by us for payment pursuant to the Offer and the timely receipt by Computershare Trust Company, N.A. (the "Depositary"), of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, Purchaser will endeavor to make arrangements to have the Offer made on its behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
3PAR INC.
at
$33.00 Net Per Share
by
Rio Acquisition Corporation
a wholly-owned subsidiary of
Hewlett-Packard Company

        The undersigned acknowledge(s) receipt of your letter and the enclosed Second Amended and Restated Offer to Purchase, dated September 7, 2010 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"), in connection with the offer by Rio Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Hewlett-Packard Company, a Delaware corporation ("HP"), to purchase for cash all of the outstanding shares of common stock, par value $0.001 (the "Shares"), of 3PAR Inc., a Delaware corporation ("3PAR"), at a price of $33.00 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and conditions set forth in the Offer.

        This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

        The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf to the Depositary will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding.

Dated:                        , 2010

Number of Shares to Be Tendered: Shares*	Sign Below

Account Number:	Signature(s):

Dated:	, 2010
Please Type or Print Name(s)
Please Type or Print Address(es) Here
Area Code and Telephone Number
Taxpayer Identification or Social Security Number(s)

*
Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

        Please return this form to the brokerage firm or other nominee maintaining your account.

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  Exhibit (a)(1)(U)